Exhibit 10.14

Amendment to the Loan Agreement

Party A: Zhaoqing High-Tech Industry Development Zone Construction Investment and Development Co., Limited (“Creditor”)

Party B: Guangzhou Chengxing Zhidong Automotive Technology Co., Ltd.

Party C: Zhaoqing Xiaopeng Automobile Co., Ltd. (“Debtor”)

Party A, Party B, and Party C, based on the principles of quality and mutual benefits, enter into this Amendment at their free will through consultation, and make the following amendments to the Loan Agreement signed concerning XPeng smart electric vehicle project (the “Project”) between Party A and Party B on May 27, 2017:

I.

Party C is the company established by Party B for investment and construction of XPeng smart electric vehicle project. Now Party A, Party B and Party C all agree that Party B and Party C are the co-borrowers (debtors) and joint and several liable parties for all the loans under the Loan Agreement signed between Party A and Party B on May 27, 2017 and this Amendment.

II.

Party A will first lend RMB 400 million from its own working capital to Party B and Party C (fund to be transferred to Party C’s account) through entrusted loan (interest rate follows the benchmark interest rate for loan of banks of the same period, paid by season) by designating a bank (the “Entrusted Bank”), and will sign relevant contracts, agreements, and documents for the entrusted loan.

III.

The following content of Paragraph 2 of Article IV “Security and Supervision Measures” in the Loan Agreement will be deleted: “Shareholders and actual controller of Party B provide at the same time the irrevocable joint and several guarantee”.

IV.

Party B and Party C undertake that before drawing the loan of RMB 400 million mentioned above in Article II of this Amendment, they will complete handling of the joint account of the loan opened in the name of Party C (Party A’s designated seal will be left for the joint account). The loan fund cannot be used unless sealed with the designated seal by Party A. If online banking is opened up, it shall be co-kept and co-controlled by both parties. Without consent from Party A, no fund can be expended from the joint account through online banking.

V.

Party B and Party C will return the loan of RMB 400 million mentioned in Article II of this Amendment to Party A through the Entrusted Bank, within 7 days after the three parties enter into the entrusted loan agreement with respect to the RMB 1.6 billion special fund for the Project in the Loan Agreement with the bank and no smaller than a cumulative RMB 400 million of fund arrives at Party C’s account.

VI.	During the loan of RMB 400 million mentioned in Article II of this Amendment, Party C shall inform Party A of use of the fund and wealth management condition of fund unused.

VII.

While the loan of RMB 400 million mentioned in Article II of this Amendment arrives at the joint account opened by Party C, Party B shall transfer the first installment of investment of RMB 50 million to Party C on the same day.

VIII.

When repaying interests of the loan to Party A, Party C will deduct the wealth management income from the unused fund in the corresponding period from the interests payable pursuant to the entrusted loan agreement, and apply for interest subsidy to Administration Committee of Zhaoqing High-Tech Industry Development Zone, which will be paid to the repayment of principals with interests account of Party C.

IX.

Party B’s Project land in Zhaoqing High-Tech Industry Development Zone, work in progress invested and constructed, constructions on the land, equipment and other assets shall be offered to Party A as security for the loan within 30 days when the mortgage (pledge) procedures can be handled.

X.	Party C shall, together with Party B, bear and perform the obligations that Party B assumes to Party A under the Loan Agreement.

XI.

All loans concerned in the Loan Agreement and this Amendment shall be transferred to the joint account opened in the name of Party C (Party A’s designated seal will be left for the joint account). The loan fund cannot be used unless sealed with the designated seal by Party A. If online banking is opened up, it shall be co-kept and co-controlled by both parties. Without consent from Party A, no fund can be expended from the joint account through online banking.

XII.	With respect to matters not covered by this Amendment, the parties will apply the Loan Agreement. In case of any inconsistency between this Amendment and the Loan Agreement, the former shall prevail.

XIII.

When any dispute arising from the Loan Agreement and the Amendment cannot be resolved through consultation, any party may file a lawsuit at the people’s court with jurisdiction at the place of Party A.

XIV.	This Amendment comes into effect as from the signing and sealing date of the three parties. This Amendment is made in six copies, each party holding two copies, each copy with the same legal force.

Party A (Seal): Zhaoqing High-Tech Industry Development Zone Construction Investment and Development Co., Limited.

Signature of the Legal Representative (Authorized Representative): [Authorized signature is affixed here]

Party B (Seal): Guangzhou Chengxing Zhidong Automotive Technology Co., Ltd.

Signature of the Legal Representative (Authorized Representative): /S/ Xia Heng

Party C (the Debtor): Zhaoqing Xiaopeng Automobile Co., Ltd.

Signature of the Legal Representative (Authorized Representative): /S/ Xia Heng

Signing Place: Zhaoqing High-Tech Industry Development Zone

Date: August 25, 2017